Exhibit 99.3 - Annual Statement of Compliance for the year
	       ended December 31, 2005

		OFFICER'S CERTIFICATE OF THE SERVICER
		RE: ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, a duly authorized representative of Irwin Union Bank and Trust Company as Servicer ("Servicer") pursuant to the Servicing Agreement dated as of August 5, 2005, by and among Irwin Union Bank and Trust Company as Servicer, Irwin Whole Loan Home Equity Trust 2005-C as Issuer, and
U.S. Bank National Association as Indenture Trustee (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Servicing Agreement"), does hereby certify as follows:

A.	Capitalized terms used in this Certificate have their respective
	meanings set forth in the Servicing Agreement. References herein to certain Sections and Subsections are references to the respective Sections and Subsections of the Servicing Agreement.

B.	This Certificate is being delivered pursuant to Section 3.10 of the
	Servicing Agreement.

C.	The Servicer is the Servicer under the Servicing Agreement.

D.	The undersigned is a duly authorized officer of the Servicer.

E.	A review of the activities of the Servicer during the 2005 fiscal
	year and of its performance under the Servicing Agreement has been made under my supervision.

F.	To the best of my knowledge, based on the above-mentioned review,
	the Servicer has fulfilled all of its obligations under the Servicing Agreement and any applicable Supplements throughout the 2005 fiscal year.

IN WITNESS WHEREOF, the Servicer has caused this Certificate to be executed and delivered on its behalf by its duly authorized officer on this 7th day of March 2006.


				IRWIN UNION BANK AND TRUST COMPANY



Attest: /s/Suzanne Mercier      	By: /s/Jocelyn Martin-Leano
	Suzanne Mercier			Jocelyn Martin-Leano
	Assistant Secretary-		Senior Vice President
	Home Equity Lending		Home Equity Lending